Consent of Independent Registered Public Accounting Firm


GraphOn Corporation
Santa Cruz, California


We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 30, 2007, relating to the consolidated financial statements of GraphOn Corporation appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.


/s/ Macias Gini & O'Connell LLP
Macias Gini & O'Connell LLP

August 8, 2007